Exhibit 23.13

CONSENT OF QUALIFIED PERSON

Regarding the "Gold Bar Project. S-K 1300 Technical Report Summary, Feasibility Study, Eureka County, Nevada", that is current as of December 31, 2021 (the "Technical Report Sum mary"):

In connection with the filing of the Annual Report of McEwen Mining Inc. for the year ended December 31, 2022 on Form 10-K (the "Form 10-K"), Kevin W. Kunkel consents to:

●	the use of my name and status as a "Qualified Person" in the Form 10-K
●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K

Dated this March 13, 2023

Signed by:

/s/ Kevin W. Kunkel

Kevin W. Kunkel, Certified Professional Geoiogist, American Institute of Professional Geologists (AIPG), #11139

McEwen Mining